As filed with the Securities and Exchange Commission on June 23, 2025

Registration No. 333-273406

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

USIO, INC.

(Exact name of registrant as specified in its charter)

Nevada	98-0190072
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3611 Paesanos Parkway, Suite 300 San Antonio, TX 78231 (210) 249-4100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Usio, Inc. 2023 Employee Stock Purchase Plan
(Full Title of the Plan)

Louis A. Hoch

Chairman of the Board, President, Chief Executive
Officer and Chief Operating Officer

3611 Paesanos Parkway, Suite 300

San Antonio, TX 78231

(210) 249-4100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven R. Jacobs

Jackson Walker LLP

1900 Broadway, Suite 1200

San Antonio, Texas 78205

210-978-7700

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large, accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended.

Large-accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

This Registration Statement on Form S-8 is being filed to register additional securities of the same class as other securities for which a Registration Statement on Form S-8 of Usio, Inc. (the “Registrant”) relating to the same employee benefit plans is effective. The Registrant previously registered shares of common stock, par value $0.001 per share (“Common Stock”), for issuance under the Registrant’s 2023 Employee Stock Purchase Plan (the “ESPP”) pursuant to a Registration Statement on Form S-8 (File No. 333-273406) filed with the Securities and Exchange Commission (the ”SEC” or the “Commission”) on July 24, 2023 (the “Prior Registration Statement”). In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference. The Registrant is registering an aggregate of 265,459 additional shares of Common Stock pursuant to the provisions of the ESPP providing for automatic increases in the number of shares of Common Stock reserved and available for issuance under the ESPP on January 1, 2025.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which previously have been filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(a)         The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 26, 2025;

(b)         All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above:

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 14, 2025;

●	our Current Reports on Form 8-K filed on March 5, 2025 (as amended on March 11, 2025), June 5, 2025 and June 11, 2025 ;

●

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024, from our Proxy Statement relating to our 2025 annual meeting of stockholders, which was filed with the SEC on April 30, 2025.

(c)         our Registration Statement on Form 8-A as filed with the SEC on August 5, 2015 as updated by the description of our common stock filed as Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement, shall not be deemed “filed” under the Securities Act of 1933, as amended (the “Securities Act”), and does not constitute a part hereof.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall hereby be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Registrant is a Nevada corporation. Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada law”) provides that, subject to certain limited statutory exceptions, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless the presumption established by subsection 3 (under which directors and officers are presumed to act in good faith on an informed basis and with a view to the interest of the corporation) has been rebutted and it is proven that the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud or a knowing violation of law.  The statutory standard of liability established by Section 78.138 controls even if there is a conflicting provision in the corporation’s articles of incorporation unless an amendment to Usio’s Articles of Incorporation were to provide for greater individual liability.

Subsection 1 of Section 78.7502 of the Nevada law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company (any such person, a “Covered Person”), against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with the action, suit or proceeding if the Covered Person (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Covered Person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada law empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the Covered Person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of the action or suit if the Covered Person (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification pursuant to this section may not be made for any claim, issue or matter as to which such Covered Person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada law further provides that any discretionary indemnification pursuant to Section 78.7502, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751, may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances. The determination must be made by:

(a)    The stockholders;

(b)   The board of directors, by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or

(c)    Independent legal counsel, in a written opinion, if:

(1)   A majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders; or

(2)   A quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.

Subsection 1 of Section 78.751 of the Nevada law provides that a corporation shall indemnify any person who is a director, officer, employee or agent to the extent that the person is successful on the merits or otherwise in defense of (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (b) any claim, issue or matter therein, against expenses actually and reasonably incurred by the person in connection with defending the action including, without limitation, attorney’s fees.

Subsection 2 of Section 78.751 of the Nevada law provides that unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws or an agreement made by the corporation may require the corporation to pay such expenses upon receipt of such an undertaking. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada law provides that indemnification pursuant to Section 78.7502 of the Nevada law and the advancement of expenses authorized in or ordered by a court pursuant to this Section 78.7502 (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752 of the Nevada law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

Our amended and restated bylaws, as amended, provide for indemnification of Covered Persons substantially identical in scope to that permitted under the Nevada law. Such bylaws provide that the expenses of directors and officers of Usio incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by Usio as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by Usio.

Usio has a contract for insurance coverage under which Usio and certain Covered Persons (including the directors and officers of Usio) are covered under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such Covered Persons.

The above-described provisions of the Nevada law relating to the indemnification of directors and officers do not prohibit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.         Exemption from Registration Claimed.

Not Applicable.

Item 8.         Exhibits.

No.	Description

3.1	Amended and Restated Articles of Incorporation (included as Exhibit 3.1 of the Company’s Annual Report on Form 10-KSB filed March 31, 2006, and incorporated herein by reference).
3.2	Amendment to Restated Articles of Incorporation (included as Exhibit A to the Schedule 14C filed April 18, 2007, and incorporated herein by reference)
3.3

Certificate of Change pursuant to Nevada Revised Statutes Section 78.209, as filed by the Company with the Secretary of State of the State of Nevada on July 20, 2015 (included as Exhibit 3.1 to Current Report on Form 8-K filed July 23, 2015, and included herein by reference)

3.4

Certificate of Amendment pursuant to Nevada Revised Statutes Section 78.385 and 78.390, as filed by the Company with the Secretary of State of the State of Nevada on June 14, 2019 (included as Exhibit 3.1 to Current Report on Form 8-K filed July 1, 2019, and included herein by reference).

3.5	Amended and Restated By-laws (included as Exhibit 3.1 to the Form 8-K filed December 1, 2023, and incorporated herein by reference).
5.1*	Opinion of Jackson Walker L.L.P.
10.1	Usio, Inc. Comprehensive 2020 Equity Incentive Plan (Filed as Annex A to the Registrant’s 2025 Proxy Statement filed on April 30, 2025).
23.1*	Consent of ADKF, P.C.
23.2*	Consent of PKF, P.C.
23.3*	Consent of Jackson Walker L.L.P. (included in the opinion filed as Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
107.1*	Calculation of Filing Fees Table

_______________

*         Filed herewith

Item 9.         Undertakings.

(a)   The Registrant undertakes the following:

1.         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on June 23, 2025.

USIO, INC.

By:	/s/ Louis A. Hoch
Louis A. Hoch, Chairman of the Board, President, Chief Operating Officer and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Louis A. Hoch and Michael White, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Louis A. Hoch	Chairman of the Board, President, Chief Executive & Chief Operating Officer	June 23, 2025
Louis A. Hoch	(Principal Executive Officer)

/s/ Michael White	Senior Vice President and Chief Accounting Officer	June 23, 2025
Michael White	(Principal Financial Officer and Principal Accounting Officer)

/s/ Blaise C. Bender	Director	June 23, 2025
Blaise C. Bender

/s/ Ernesto Beyer	Director	June 23, 2025
Ernesto Beyer

/s/ Bradley Rollins	Director	June 23, 2025
Bradley Rollins

/s/ Michelle Miller	Director	June 23, 2025
Michelle Miller

INDEX TO EXHIBITS

No.	Description

5.1*	Opinion of Jackson Walker L.L.P.

23.1*	Consent of ADKF P.C.

23.2*	Consent of PKF, P.C.

23.3*	Consent of Jackson Walker L.L.P. (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

107.1*	Calculation of Filing Fees Table

_______________

*         Filed herewith